Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by New York Community Bancorp, Inc. (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of April 24, 2021, by and among the Registrant, 615 Corp. and Flagstar Bancorp, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date: June 10, 2021

By:	/s/ Alessandro DiNello
Alessandro DiNello